Exhibit 2.3
October 1, 2010
Key Energy Pressure Pumping Services, LLC
Key Electric Wireline Services, LLC
Key Energy Services, Inc.
c/o Key Energy Services, Inc.
1301 McKinney, Suite 1800
Houston, Texas 77010
Attention: General Counsel
Dear Ladies and Gentlemen:
     Reference is hereby made to the Asset Purchase Agreement by and among Universal Pressure Pumping, Inc. (formerly known as Portofino Acquisition Company), as Buyer, Patterson-UTI Energy, Inc, as Buyer Parent, Key Energy Pressure Pumping Services, LLC and Key Electric Wireline Services, LLC, as Sellers, and Key Energy Services, Inc., as Seller Parent, dated as of July 2, 2010 (as modified by that certain Assignment and Assumption Agreement dated October 1, 2010, by and between Universal Pressure Pumping, Inc., and Universal Wireline, Inc., and as otherwise amended, modified or supplemented through the date hereof the “Purchase Agreement”). This letter sets forth each of our agreements to certain modifications to the terms of the Purchase Agreement, and unless expressly modified pursuant to this letter agreement, all other provisions of the Purchase Agreement remain in full force and effect. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.
     The parties agree that the defined term “Buyer Lease Agreement” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following definition:
     “Buyer Lease Agreement” means (i) a written lease agreement containing the material terms identified in Exhibit C to this Agreement between Buyer, as tenant, and an Affiliate of Sellers, as landlord, relating to the Tioga, North Dakota service facility used in the Wireline Business and (ii) the written sublease agreement between Buyer, as sublessee, and an Affiliate of Sellers, as sublessor, relating to the Midland, Texas office facility used in the Purchased Business.
     The parties agree that the defined term “Effective Time” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following definition:
     “Effective Time” means 12:01 a.m. on the Closing Date.
     The parties agree that Exhibit A to this letter agreement and incorporated herein by reference sets forth the amount of funds that will be paid by Buyer to Sellers on the Closing Date, including the determination thereof.
     The parties agree that the following schedules contained in the Seller Disclosure Schedules to the Purchase Agreement are hereby amended and restated in their entirety, except for Schedule 4.19 for which only the severance obligations portion of such schedule is hereby amended and restated, which amended and restated schedules are attached to this letter agreement as Exhibit B:

2.1(a)-1	Pressure Pumping Equipment and Machinery
2.1(a)-2	Wireline Equipment and Machinery
2.1(b)-1	Pressure Pumping Assumed Contracts
2.1(b)-2	Wireline Assumed Contracts
2.1(c)-1	Pressure Pumping Vehicles
2.1(c)-2	Wireline Vehicles
2.1(e)	Transferred Leased Real Property and Transferred Leases
2.1(f)	Transferred Intellectual Property
2.1(g)	Transferred Permits
4.19	Business Employees — Severance Obligations
     The parties agree that all amounts listed on the amended and restated severance obligations portion of Schedule 4.19, included as part of Exhibit B hereto, shall, for the purposes of Section 8.4(j) of the Purchase Agreement, be subject to, and apply towards, Sellers’ and Buyer’s respective obligation to pay such retention benefits, including the limitation on total payments by Buyer not to exceed $900,000.
     This letter agreement (i) shall be governed by the law of the state of Texas, without regard to the conflicts of law principles of such state, (ii) may only be amended by a writing signed by all parties hereto, and (iii) may be executed in one or more counterparts, all of which shall be considered one and the same document.
[Signature Page Follows]

               Please indicate your agreement to the foregoing by signing and dating below.

Very truly yours, Universal Pressure Pumping, Inc.
By:	/s/ John E. Vollmer
John E. Vollmer
Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer

Universal Wireline, Inc.
By:	/s/ John E. Vollmer
John E. Vollmer
Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer

Patterson-UTI Energy, Inc.
By:	/s/ John E. Vollmer
John E. Vollmer
Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer

Agreed to this 1st day of October, 2010.

KEY ENERGY PRESSURE PUMPING SERVICES, LLC

By:	/s/ J. Marshall Dodson J. Marshall Dodson
Vice President and Treasurer

KEY ELECTRIC WIRELINE SERVICES, LLC

By:	/s/ J. Marshall Dodson J. Marshall Dodson
Vice President and Treasurer

KEY ENERGY SERVICES, INC.

By:	/s/ J. Marshall Dodson J. Marshall Dodson
Vice President and Treasurer